David A. Sklar joins the Board of Directors of TMSF Holdings, Inc

Los Angeles - November 11, 2005 -- (OTC BB: TMFZ) announced today that David A. Sklar will join the Company’s Board of Directors as an independent director.

Mr. Sklar is the founder and managing director of S-G Advisors Residential Mortgage Solution LLC and ALCA Investment, LLC. Mr. Sklar has significant experience in the mortgage and finance industries, having served as Executive Vice President and Chief Financial Officer of Escrow.com from 1999 until 2001. Prior to 1999, he was Executive Vice President and Chief Financial Officer of Aames Financial Corporation and also served as the Chief Financial Officer of Imperial Bank Corporation. Mr. Sklar is a Certified Public Accountant.

“Given today’s challenging interest rate environment, TMSF Holdings’ ability to execute on its growth initiatives demonstrates the effectiveness of its strong management team. I look forward to serving on the TMSF Holdings Board,” Mr. Sklar said of his appointment.

Raymond Eshaghian, CEO of the TMSF Holdings, Inc. commented, “We are very pleased to have a director of Mr. Sklar’s caliber join our Board of Directors. His appointment demonstrates our commitment to developing a strong and independent Board of Directors as we progress with our plan to restructure as a REIT.”

About TMSF Holdings

TMSF Holdings, Inc. is a financial holding company that through its wholly owned subsidiary, The Mortgage Store Financial, Inc., is engaged in nationwide mortgage banking. The goal of The Mortgage Store Financial, Inc. is to become a national leader in the mortgage banking industry by continuing to expand its geographic coverage and maximizing the volume of business from existing clients while adopting innovative processes to improve its profitability.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the `safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those identified in TMSF Holdings, Inc. Information Statement Filing and its Annual Report on form 10-K for the year ended December 31, 2004, and its subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

For further information, please contact:

TMSF Holdings, Inc. 7272 W 7th St. Suite 850 Los Angeles, CA 90017 (213) 234 2401 (213) 234 2801 Fax Contact: Masoud Najand, CFO	CCG Investor Relations and Strategic Communications 10960 Wilshire Blvd. Suite 2050 Los Angeles CA 90024 (310) 231 8600 ext. 202 (310) 231 8663 Fax Contacts: Sean Collins, Partner William Coffin, CEO